UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 16, 2010
(Exact name of registrant as specified in charter)
001-11302
(Commission File Number)

OHIO	34-6542451
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
127 Public Square
Cleveland, Ohio 44114-1306
(Address of principal executive offices and zip code)
(216) 689-6300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01      Other Events
          On December 16, 2010, the Federal Reserve Board released proposed rules governing interchange fees that merchants pay to banks when consumers make purchases with their debit cards (the “proposal”). The proposal would implement provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The proposal is open for public comment through February 22, 2011, with the Federal Reserve Board expecting implementation of the proposed interchange fee standards by July 21, 2011 should the proposal be adopted.
          In our Form 10-Q filed on November 4, 2010, we disclosed that, in total, on an annualized basis we derive approximately $75 million in revenue from debit interchange fees. This amount reflected the estimated revenue from signature authorized debit card transactions (“signature transactions”). Based on an update of our 2010 projected volume and the inclusion of revenue from PIN authorized debit card transactions (which under the proposal are expected to be less impacted than the signature transactions), we now estimate approximately $100 million in debit interchange revenue could be impacted by the proposal. Until the regulations are finalized by the Federal Reserve Board, it is premature to assess the impact on this combined revenue stream of the proposal, but it is possible that the effect could be significant to the revenue we derive from these activities.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP

(Registrant)

Date: December 21, 2010	/s/ Steven N. Bulloch
	By:	Steven N. Bulloch
Assistant Secretary